Exhibit 99.1

Sealed Air Corporation
200 Riverfront Boulevard

Elmwood Park, NJ 07407

for release: December 29, 2008	Contact:	Amanda Butler
201-791-7600

SEALED AIR CORPORATION ANNOUNCES EXPIRATION AND FINAL RESULTS OF CASH TENDER OFFER FOR ITS 6.95% SENIOR NOTES DUE 2009

ELMWOOD PARK, N.J., Monday, December 29, 2008 – Sealed Air Corporation (NYSE:SEE) (the “Company”) today announced the expiration and final results of its previously announced cash tender offer to purchase any and all of its outstanding 6.95% Senior Notes due May 15, 2009 (CUSIP No. 81211KAA8) (the “Securities”). The tender offer was made pursuant to the Company’s Offer to Purchase dated December 17, 2008 and the related Letter of Transmittal, which set forth the terms of the tender offer.

The tender offer expired at 5:00 p.m., New York City time, on December 24, 2008. $90,590,000 in aggregate principal amount of Securities, representing approximately 40 percent of the outstanding Securities, were validly tendered (and not validly withdrawn) in the tender offer. The Company has accepted all such Securities for payment and will pay the full tender offer consideration (100 percent of the principal amount), plus accrued interest, on the settlement date pursuant to the terms of the tender offer. Settlement is expected to occur today. The Company expects to purchase the Securities primarily utilizing funds from the Company’s accounts receivable securitization program and available cash.

Citi served as the dealer manager and Global Bondholder Services Corporation served as the depositary and information agent for the tender offer.

Following the tender offer there will be a total of $136,679,000 in principal amount of the Securities outstanding.

Business

Sealed Air is a leading global innovator and manufacturer of a wide range of packaging and performance-based materials and equipment systems that serve an array of food, industrial, medical, and consumer applications.  Operating in 51 countries, Sealed Air’s international reach generated revenue of $4.7 billion in 2007.  With widely recognized brands such as Bubble Wrap® cushioning, Jiffy® protective mailers, Instapak® foam-in-place systems and Cryovac® packaging technology, Sealed Air continues to identify new trends, foster new markets, and deliver innovative solutions to its customers.